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                                                                    EXHIBIT 99.1
                                                                    ------------

                         AMENDMENT TO RIGHTS AGREEMENT
                         -----------------------------


     THIS AMENDMENT TO RIGHTS AGREEMENT, dated as of February 17, 2000 (this "Amendment"), between CADMUS COMMUNICATIONS CORPORATION, a Virginia corporation (the "Company"), and FIRST UNION NATIONAL BANK, a national banking association organized under the laws of the United States (the "Rights Agent"), provides as follows:

                              W I T N E S S E T H

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated February 15, 1999 (the "Rights Agreement"); and

     WHEREAS, the Company and the Rights Agent now desire to amend the Rights Agreement as provided herein;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1. Amendment to "Acquiring Person" Definition. The definition of "Acquiring Person" originally set forth in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

     (a) "Acquiring Person" shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall at any time be the Beneficial Owner of either or both of (i) 20% or more of the shares of Common Stock then outstanding or (ii) 20% or more of the Rights then outstanding; provided, however, that the term "Acquiring Person" shall not include (a) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan; (b) any Person who or which would otherwise be an Acquiring Person solely as a result of a reduction in the aggregate number of shares of Common Stock outstanding due to a repurchase or other retirement of shares of Common Stock by the Company since the last date on which such Person acquired Beneficial Ownership of any shares of Common Stock; (c) any Person who or which would
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     otherwise be an Acquiring Person solely as a result of the acquisition by such Person of Beneficial Ownership of any shares of Common Stock based on the good faith belief of such Person that such acquisition would not (1) cause such Person's Beneficial Ownership to equal or exceed 20% of the shares of Common Stock then outstanding (and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which were inaccurate or out-of-
     date), or (2) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur; (d) any Person who or which would otherwise be an Acquiring Person solely as a result of two or more shareholders of the Company (acting in concert or otherwise acting in a manner that might be deemed to constitute such shareholders a "group" as such term is used in the definition of Person below or that might be deemed to cause any such shareholder to be the Beneficial Owner of any such other shareholder's Common Stock pursuant to clause (iv) of the definition of Beneficial Owner below) discussing, studying, planning or formulating plans or proposals with respect to the Company, the Company's plans, performance or prospects, the Company's ownership or capital structure (including changes thereto) or any other similar matters relating to the Company; or
     (e) any Person who has become an Acquiring Person inadvertently and without any intention of changing or influencing control of the Company; provided, however, if any Person that is not an Acquiring Person due to clause (d) above takes any action or actions the consummation of which would effect or implement a plan or proposal to change the control of the Company or materially alter the ownership structure of the Company (including, without limitation, by making a tender or exchange offer to or soliciting proxies from any of the Company's shareholders or seeking to have one or more third parties make such an offer or solicitation without the consent of the Board of Directors of the Company), nothing contained in such clause (d) will prevent such Person from becoming an Acquiring Person if such Person otherwise meets the definition thereof. Notwithstanding clauses (b), (c) or (e) above, if any Person that is not an Acquiring Person due to any of such clauses does not reduce its percentage of Beneficial Ownership of shares of Common Stock to less than 20% by the Close of Business on the tenth Business Day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of shares of Common Stock so equals or exceeds 20%, such Person shall, at the end of such ten Business Day Period, become an Acquiring Person (and such clause (b), (c) or (e), as applicable, shall no longer apply to such Person). For purposes of this definition, the determination whether one or more of clauses (a),
     (b), (c), (d) or (e) above applies to any particular Person shall be conclusively determined by the Board of Directors of the Company.
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     2.  No Other Amendments.  Except as expressly amended hereby, the terms of the Rights Agreement shall remain in full force and effect in all respects.

     3. Effectiveness. This Amendment shall be effective as of February 17, 2000, as fully as if executed by both parties on such date.

     4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Virginia and for all purposes shall be governed by and construed in accordance with the laws of such Commonwealth applicable to contracts made and to be performed entirely within such Commonwealth.

     5. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

                              CADMUS COMMUNICATIONS CORPORATION


                              By:_________________________________
                                 Name:____________________________
                                 Title:___________________________


                              FIRST UNION NATIONAL BANK, as Rights Agent

                              By:_________________________________
                                 Name:____________________________
                                 Title:___________________________